Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of BioDrain Medical, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of April 6, 2012.

SAMUEL HERSCHKOWITZ

/s/ Samuel Herschkowitz
Samuel Herschkowitz

JOSHUA KORNBERG

/s/ Joshua Kornberg
Joshua Kornberg

SOK PARTNERS LLC

By: Atlantic Partners Alliance LLC, its sole member

By:	/s/ Samuel Herschkowitz
Name: Samuel Herschkowitz
Title: President

ATLANTIC PARTNERS ALLIANCE LLC

By:	/s/ Samuel Herschkowitz
Name: Samuel Herschkowitz
Title: President